Policy Name	Proxy Voting Policy
Document Owner	Head of Investment Operations
Date	August 2022

1.	Objective

1.1	This policy describes the proxy voting arrangements for Winton Capital Management Limited (“Winton” or the “Firm”).

2.	Policy Statement

2.1	Winton has authority to vote proxies on behalf of certain clients, including Winton titled funds and managed accounts, which have delegated voting authority to the Firm.

3.	Delegation of proxy voting authority

3.1	Winton has engaged Institutional Shareholder Services (“ISS”) to provide proxy voting guidelines and to vote proxies for the Firm. ISS is an unaffiliated service provider that assists institutional investors in meeting their fiduciary requirements for proxy voting. To that end, the stated goal of ISS is to design its proxy voting guidelines to enhance shareholders’ long-term economic interests.

3.2	Although Winton will generally rely on the recommendations of its proxy advisor, ISS, the Firm reserves the right to exercise its discretion in voting proxies and may vote proxies in a manner other than that specifically set out by ISS if Winton determines that to do so is in clients’ best interests.

3.3	Winton does not anticipate any conflicts in its proxy voting practices. However, should such conflicts arise, Winton will seek to resolve them equitably. In the event that the Firm does exercise discretion in voting proxies, Winton’s Compliance Department will evaluate the matter to be voted upon for any potential conflict of interest with Firm clients and maintain documentation related to the voting decision.

4.	Situations where Winton does not vote proxies

4.1	There may be situations where Winton does not vote proxies, including but not limited to:

●	The cost of voting a proxy outweighs the benefit of voting the proxy.

●	There are legal encumbrances to voting, including blocking restrictions that preclude the ability to dispose of a security if Winton votes a proxy, laws requiring the appointment of a local power of attorney to facilitate voting instructions, laws requiring Winton to obtain additional consents from clients or beneficial owners to vote a proxy, or other cases where Winton is prohibited from voting by applicable legal or market requirements.

●	Winton has not been provided sufficient time to process the voting of a proxy.

●	Winton has outstanding sell orders on a company’s shares, or otherwise intends to sell a company’s shares, prior to the company’s meeting date.

●	Clients hold shares on a company’s record date but sells those shares prior to the company’s meeting date.

4.2	Investors or clients may contact Winton to request the Firm’s proxy voting policy and procedures, information about ISS’ policy formulation process and a quarterly record of all proxy votes cast on behalf of clients.

5.	Due Diligence

5.1	In order to ensure Winton continues to fulfil its fiduciary duties to clients where it has been given authority to vote proxies on their behalf, it will conduct due diligence on any proxy advisory firm it has engaged to provide this service.

5.2	Compliance will undertake annual due diligence to review the services provided by ISS. This review will include, for example, the following elements:

●	Identifying ISS potential conflicts of interest in providing the service.

●	Review ISS policies and procedures to ensure it retains the capacity and competence to provide the service per Winton’s instructions.

●	Ensure Winton have been notified of any material changes to ISS which may impact the services provided.

●	Review ISS voting guidelines to ensure they remain designed to vote in Winton’s client’s best interests.

●	Review a sample of votes cast to ensure it has voted in compliance with its published and agreed guidelines.

●	Obtain confirmation from ISS regarding its independence and impartiality.